Exhibit (d)(7)

TELEFONAKTIEBOLAGET LM ERICSSON (publ)

OFFICER’S CERTIFICATE

January 4, 2007

The undersigned, Martin Backman, Group Legal Counsel of Telefonaktiebolaget LM Ericsson (publ), a limited liability company organized under the Swedish Companies Act (“Ericsson”), hereby certifies for and on behalf of Ericsson that (capitalized terms used herein that are not defined herein have the meanings given to them in the Agreement and Plan of Merger, dated as of December 19, 2006 (the “Agreement”), by and between Ericsson, Maxwell Acquisition Corporation and Redback Networks Inc.):

1. Set forth below are the other material approvals or consents of a Governmental Entity of competent jurisdiction that have been reasonably deemed necessary, appropriate or desirable by Ericsson pursuant to Annex I of the Agreement:

No.	Jurisdiction	Description
1.	Germany	Written approval by the German Federal Cartel Office, or the expiration or termination of any applicable waiting period, under the German Act against Restraints on Competition.
2.	China	Compliance with the merger notification requirements under the Provisions On Acquisition Of Domestic Enterprises by Foreign Investors, adopted by the Chinese Ministry of Commerce, and completion of any applicable review and approval of the Offer and the Merger required thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed for and on behalf of Ericsson as of the date first set forth above.

Telefonaktiebolaget LM Ericsson (publ)

By:	/S/ MARTIN BACKMAN
Name:	Martin Backman
Title:	Group Legal Counsel